NYSE: HOMB | 2nd Quarter Earnings Call www.homebancshares.com

NON-GAAP FINANCIAL MEASURES This presentation contains financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP). The management of Home BancShares, Inc. (the “Company”) uses these non-GAAP financial measures--including net income (earnings), as adjusted; pre- tax, pre-provision, net income (PPNR); PPNR, as adjusted; return on average assets, as adjusted; efficiency ratio, as adjusted; and tangible book value per share--to provide meaningful supplemental information regarding our performance. These measures typically adjust GAAP performance measures to include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant items or transactions that management believes are not indicative of the Company’s primary business operating results. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non- GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s business. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the tables accompanying the Company’s earnings press release for the quarter ended June 30, 2026, available at https://www.homebancshares.com/news-events/news/default.aspx. 2

NET INCOME 3 Net income totaled $119.3 million for the second quarter of 2026, compared to $118.4 million for the second quarter of 2025. The Company completed its acquisition of Mountain Commerce Bancorp, Inc. (“Mountain Commerce”) during the quarter and recognized $12.7 million in merger-related expenses. Net income, as adjusted (non-GAAP)(1), which excludes merger expenses and certain other items, reached a Company-record $128.1 million, an increase of 8.4% from $118.2 million in the prior quarter. (1) Calculation of this metric and the reconciliation to GAAP can be found in the tables accompanying the Company’s earnings press release for the quarter ended June 30, 2026, available at https://www.homebancshares.com/news-events/news/default.aspx.

PRE-TAX, PRE-PROVISION NET INCOME 4 Pre-tax, pre-provision net revenue (PPNR) (non-GAAP)(1) totaled $159.6 million for the second quarter of 2026, compared to $152.7 million in the first quarter of 2026. The Company completed its acquisition of Mountain Commerce during the quarter and incurred $12.7 million in merger-related expenses. Excluding merger expenses and certain other non-fundamental adjustments, PPNR, as adjusted (Non-GAAP)(1) increased to a Company-record $171.2 million, compared to $152.7 million in the prior quarter, reflecting revenue growth, including the impact of the Mountain Commerce acquisition, and continued operating performance. (1) Calculation of this metric and the reconciliation to GAAP can be found in the tables accompanying the Company’s earnings press release for the quarter ended June 30, 2026, available at https://www.homebancshares.com/news-events/news/default.aspx.

NET INTEREST INCOME AFTER CREDIT LOSS EXPENSE 5 Net interest income after credit loss expense totaled $236.4 million for the second quarter of 2026, compared to $223.4 million in the first quarter of 2026, an increase of 5.8%. The increase was driven by continued growth in earning assets, including the impact of the Mountain Commerce acquisition completed during the quarter, as well as favorable net interest margin performance.

NON-INTEREST INCOME 6 Non-interest income totaled $53.5 million for the second quarter of 2026, compared to $42.8 million in the first quarter of 2026, an increase of 24.9%. The increase was primarily driven by higher other service charges and fees, a favorable fair value adjustment on marketable securities, and growth in other income, with additional contributions from the completed acquisition of Mountain Commerce.

TOTAL REVENUE (NET) 7 Total revenue (net) reached a Company-record $295.1 million for the second quarter of 2026, increasing 10.6% from $266.7 million in the prior quarter. The increase was driven by strong growth in net interest income, including the contribution from the Mountain Commerce acquisition completed during the quarter.

EXPENSES 8 Total expenses increased during the second quarter of 2026, reflecting the completed acquisition of Mountain Commerce. Interest expense increased to $95.2 million from $87.1 million in the prior quarter, primarily due to higher interest on deposits resulting from a $921.3 million increase in interest- bearing deposits. Non-interest expense increased to $135.5 million from $114.0 million in the first quarter of 2026, driven primarily by $12.7 million of merger-related expenses incurred during the quarter.

EFFICIENCY RATIO 9 The efficiency ratio was 44.54% for the second quarter of 2026, compared to 41.59% in the prior quarter, primarily reflecting $12.7 million of merger-related expenses associated with the completed acquisition of Mountain Commerce. Excluding merger-related expenses and certain other non-GAAP adjustments, the efficiency ratio, as adjusted, (non-GAAP)(1) improved to 40.46%, highlighting continued operating discipline while integrating the acquisition. (1) Calculation of this metric and the reconciliation to GAAP can be found in the tables accompanying the Company’s earnings press release for the quarter ended June 30, 2026, available at https://www.homebancshares.com/news-events/news/default.aspx.

RETURN ON AVERAGE ASSETS 10 Return on average assets (ROA) was 1.95% for the second quarter of 2026, compared to 2.09% in the prior quarter. The decline was primarily attributable to $12.7 million of merger-related expenses associated with the completed acquisition of Mountain Commerce. Excluding merger-related expenses and certain other non-GAAP adjustments, ROA, as adjusted, (non-GAAP)(1) remained strong at 2.09%, reflecting the Company's continued earnings strength and operating performance. (1) Calculation of this metric and the reconciliation to GAAP can be found in the tables accompanying the Company’s earnings press release for the quarter ended June 30, 2026, available at https://www.homebancshares.com/news-events/news/default.aspx.

NET INTEREST MARGIN 11 The tables below present additional key financial metrics over the past five quarters, including net interest margin (NIM), yield on interest-earning assets, rate on interest-bearing liabilities, and net interest spread. These metrics are fundamental indicators of the Company’s profitability and operational efficiency.

BOOK VALUE PER SHARE 12 Book value per share increased to $22.68 at June 30, 2026, from $22.15 at March 31, 2026, while tangible book value per share (non-GAAP)(1) increased to $15.32 from $14.87. The linked-quarter growth reflects strong earnings generation and the successful completion of the Mountain Commerce acquisition, which contributed to continued growth in shareholder value despite the impact of merger- related expenses incurred during the quarter. (1) Calculation of this metric and the reconciliation to GAAP can be found in the tables accompanying the Company’s earnings press release for the quarter ended June 30, 2026, available at https://www.homebancshares.com/news-events/news/default.aspx.

CONTACT INFORMATION 13 Corporate Headquarters Home BancShares, Inc. 719 Harkrider Street, Suite 100 P.O. Box 966 Conway, AR 72033 Financial Information Donna Townsell Director of Investor Relations (501) 328-4625 Website www.homebancshares.com

NYSE: HOMB | 2nd Quarter Earnings Call www.homebancshares.com